UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  March 19, 2008

TRIARC COMPANIES, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-2207 (Commission File Number)	38-0471180 (IRS Employer Identification No.)

1155 Perimeter Center West 12th Floor Atlanta, GA (Address of principal executive offices)	30338 (Zip Code)

Registrant’s telephone number, including area code:  (678) 514-4100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events.

On March 19, 2008, Triarc Companies, Inc. (the “Company”) announced that a special stock dividend of 9,835,010 shares of Deerfield Capital Corp. (“DFR”) common stock, par value $0.001 per share, (the “DFR Common Stock”) will be paid to holders of the Company’s Class A Common Stock (the “Class A Common Stock”) and Class B Common Stock (the “Class B Common Stock”).  The DFR Common Stock to be distributed consists of all of the DFR Common Stock held by the Company, and includes 9,629,368 shares of DFR Common Stock issued upon the conversion of DFR Series A Cumulative Convertible Preferred Stock, par value $0.001 per share, (the “DFR Preferred Stock”) received by a subsidiary of the Company in connection with the sale by the Company of its interests in Deerfield & Company LLC to DFR on December 21, 2007.  Following the distribution, the Company will not own any shares of DFR Common Stock or DFR Preferred Stock.

The dividend will be paid on April 4, 2008 to holders of record of the Class A Common Stock and Class B Common Stock on March 29, 2008.  A copy of the press release announcing the stock dividend is being filed as an exhibit to this Current Report on Form 8-K.   Additionally, a copy of a Notice of Adjustment of Conversion Rate (the “Notice”), which will be delivered to holders of the Company’s 5% convertible notes due 2023 (the “Notes”), is also being filed as an exhibit to this Current Report on Form 8-K.  As described in such Notice, upon payment of the special dividend, the conversion ratio of the Notes will be adjusted to reflect the value of DFR common stock the holder of the Notes would have been entitled to receive had the holder converted its Notes immediately prior to the record date for the special dividend.

Item 9.01.    Financial Statements and Exhibits.

(d)           Exhibits

99.1	Press release of Triarc Companies, Inc. dated March 19, 2008.
99.2	Notice of event triggering conversion rate adjustment, dated March 19, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 19, 2008

TRIARC COMPANIES, INC.

By: /s/ NILS H. OKESON
Name: Nils H. Okeson
Title: Senior Vice President,
General Counsel and Secretary

EXHIBIT INDEX

99.1	Press release of Triarc Companies, Inc. dated March 19, 2008.
99.2	Notice of event triggering conversion rate adjustment, dated March 19, 2008.